DELAWARE GROUP GOVERNMENT FUND

Delaware American Government Bond
Fund

Supplement to the Prospectuses
dated September 30, 2003

The following supplements the
section entitled "How we manage the
Fund --The securities we typically
invest in":

Securities
How we use them
Interest Rate Swap and Index Swap
Agreements:  In an interest rate
swap, a fund receives payment from
another party based on a floating
interest rate in return for making
payments based on a fixed interest
rate.  An interest rate swap can
also work in reverse, with a fund
receiving payments based on a fixed
interest rate and making payments
based on a floating interest rate.
In an index swap, a fund receives
gains or incurs losses based on the
total return of an index, in
exchange for making fixed or
floating interest rate payments to
another party.

The Fund may use interest rate swaps
to adjust its sensitivity to
interest rates by changing its
duration.  We may also use interest
rate swaps to hedge against changes
in interest rates.  We use index
swaps to gain exposure to markets
that the Fund invests in, such as
the corporate bond market.  We may
also use index swaps as a substitute
for futures, options or forward
contracts if such contracts are not
directly available to the Fund on
favorable terms.

Interest rate swaps and index swaps
will be considered illiquid
securities.

The following supplements the
section entitled "How we manage the
Fund--The risks of investing in the
Fund":

Risks
How we strive to manage them
Market Risk  Index swaps are subject
to the same market risks as the
investment market or sector that the
index represents.  Depending on the
actual movements of the index and
how well the portfolio manager
forecasts those movements, a fund
could experience a higher or lower
return than anticipated.

In evaluating the use of an index
swap for the Fund, we carefully
consider how market changes could
affect the swap and how that
compares to our investing directly
in the market the swap is intended
to represent.  When selecting
dealers with whom we would make
interest rate or index swap
agreements for the Fund, we focus on
those dealers with high quality
ratings and do careful credit
analysis before engaging in the
transaction.

Interest Rate Risk  Swaps may be
particularly sensitive to interest
rate changes.  Depending on the
actual movements of interest rates
and how well the portfolio manager
anticipates them, a portfolio could
experience a higher or lower return
than anticipated.  For example, if a
portfolio holds interest rate swaps
and is required to make payments
based on variable interest rates, it
will have to make increased payments
if interest rates rise, which will
not necessarily be offset by the
fixed-rate payments it is entitled
to receive under the swap agreement.

The Fund, by investing in swaps, is
subject to additional interest rate
risk.  The Fund will not invest in
interest rate or index swaps with
maturities of more than two years.
Each business day we will calculate
the amount the Fund must pay for any
swaps it holds and will segregate
enough cash or other liquid
securities to cover that amount.

Credit risk  The primary risk of
swap transactions is the
creditworthiness of the
counterparty, since the integrity of
the transaction depends on the
ability of the counterparty to
maintain the agreed upon payment
stream.

When selecting dealers with whom we
would make interest rate or index
swap agreements, we focus on those
with high quality ratings and do
careful credit analysis before
investing.

Liquidity Risk  Swap agreements are
considered to be illiquid.

Swap agreements entered into by the
Fund will be treated as illiquid
securities subject to the Fund's
limitation on holding illiquid
securities.  However, most swap
dealers will be willing to
repurchase interest rate swaps.

This Supplement is dated October 13,
2003.